U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4/A

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the
Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of
 1940

[   ]      Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

1.         Name and Address of Reporting Person*

            Grupo Sanborns, S.A. de C.V. (“Grupo Sanborns”)
            Avenida San Fernando 649
            Colonia Pena Pobre, Tlalpan
            14060 Mexico, D.F. Mexico

2.         Issuer Name and Ticker or Trading Symbol

            CompUSA, Inc. (CPU)

3.         IRS Identification Number of Reporting Person, if an Entity (Voluntary)

4.         Statement for Month/Year

            September/1999

5.         If Amendment, Date of Original (Month/Year)

            September/1999

6.         Relationship of Reporting Person to Issuer
            (Check all applicable)

            [   ]    Director                                      [X]    10% Owner
            [   ]    Officer (give title below)             [   ]    Other (specify below)

7.         Individual or Joint/Group Filing (Check applicable line)

[   ]    Form filed by one Reporting Person
[X]    Form filed by more than one Reporting Person

___________________

*    If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table I—Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of         2. Transaction      3. Transaction Code       4. Securities Acquired (A) or      5. Amount of         6. Ownership Form     7. Nature of
   Security            Date                (Instr. 8)                Disposed of (D)                    Securities           Direct (D) or         Indirect
   (Instr. 3)          (Month/Day/                                   (Instr. 3, 4 and 5)                Beneficially         Indirect (I)          Beneficial
                       Year)                                                                            Owned at End of      (Instr. 4)            Ownership
                                                                                                        Month                                      (Instr. 4)
                                                                                                        (Instr. 3 and 4)
                                           Code           V         Amount    (A) or (D)    Price
 Common Stock, no   9/1/99                   P                    4,506,200       A       $6.3750    13,750,000           D
    par value

 Common Stock, no   9/1/99                   P                    1,579,200       A       $6.5458    13,750,000           D
    par value

 Common Stock, no   9/2/99                   P                    1,000,000       A       $6.9336    13,750,000           D
    par value

 Common Stock, no   9/3/99                   P                    1,264,600       A       $6.8747    13,750,000           D
    par value

 Common Stock, no   9/7/99                   P                    2,392,600       A       $6.9507    13,750,000           D
    par value

 Common Stock, no   9/8/99                   P                    1,057,400       A       $6.8743    13,750,000           D
    par value

 Common Stock, no   9/9/99                   P                       200,000      A       $6.8292    13,750,000           D
    par value

 Common Stock, no   9/10/99                  P                       930,000      A       $6.9650    13,750,000           D
    par value

 Common Stock, no   9/15/99                  P                       150,300      A       $7.2458    13,750,000           D
    par value

 Common Stock, no   9/16/99                  P                       313,000      A       $7.1201    13,750,000           D
    par value

 Common Stock, no   9/17/99                  P                       156,700      A       $7.0053    13,750,000           D
    par value

 Common Stock, no   9/20/99                  P                       291,300      A       $6.7210    13,750,000           D
    par value

 Common Stock, no   9/21/99                  P                       100,000      A       $6.6931    13,750,000           D
    par value

 Common Stock, no   9/22/99                  S (1)                   191,300      D       $6.4375    13,750,000           D
    par value
------------------------
(1) The original Form 4 filing of October 12, 1999 incorrectly reported this transaction as a purchase, rather than a sale.

Table II—Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1. Title of      2. Conversion  3. Transaction  4. Transaction 5. Number of   6. Date Exercisable     7. Title and Amount of   8. Price of   9. Number of   10. Ownership  11. Nature of
   Derivative       or             Date            Code           Derivative     and Expiration          Underlying               Derivative    Derivative      Form of        Indirect
   Security         Exercise       (Month/         (Instr. 8)     Securities     Date                    Securities (Instr.       Security      Securities      Derivative     Beneficial
   (Instr. 3)       Price of       Day/Year)                      Acquired      (Month/Day/Year)         3 and 4)                 (Instr.       Beneficially    Security:      Ownership
                    Derivative                                    (A) or                                                          5)            Owned at        Direct         (Instr. 4)
                    Security                                      Disposed                                                                      end of          (D) or
                                                                  of (D)                                                                        Month           Indirect
                                                                  Instr. 3,                                                                     (Instr. 4)      (I)
                                                                  4 and 5)                                                                                      (Instr.4)

                                                 Code     V      (A)     (D)   Date        Expiration    Title      Amount or
                                                                               Exercisable    Date                  Number of
                                                                                                                  Shares
----------------------
Explanation of responses: SEE RIDER ATTACHED HERETO AND MADE A PART HEREOF.

    ** Intentional misstatements or omissions of fact constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Signature of Reporting Person

By:___________________________________
Name:

Title:
Date: October 13, 1999

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4/A

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

 Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

[  ]     Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue.
          See Instruction 1(b).

1.       Name and Address of Reporting Person*

Grupo Carso, S.A. de C.V. (“Carso”)
Insurgentes Sur No.3500
Colonia Pena Pobre, Tlalpan
14060 Mexico D.F. Mexico

2.        Issuer Name and Ticker or Trading Symbol

            CompUSA, Inc. (CPU)

3.         IRS Identification Number of Reporting Person, if an Entity (Voluntary)

4.         Statement for Month/Year

            September/1999

5.         If Amendment, Date of Original (Month/Year)

            September/1999

6.         Relationship of Reporting Person to Issuer
            (Check all applicable)

            [   ]     Director                                      [X]    10% Owner
            [   ]    Officer (give title below)              [   ]    Other (specify below)

7.         Individual or Joint/Group Filing (Check applicable line)

            [  ]    Form filed by one Reporting Person
            [X]    Form filed by more than one Reporting Person

___________________

*    If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table I—Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of         2. Transaction      3. Transaction Code       4. Securities Acquired (A) or      5. Amount of         6. Ownership Form     7. Nature of
   Security            Date                (Instr. 8)                Disposed of (D)                    Securities           Direct (D) or         Indirect
   (Instr. 3)          (Month/Day/                                   (Instr. 3, 4 and 5)                Beneficially         Indirect (I)          Beneficial
                       Year)                                                                            Owned at End of      (Instr. 4)            Ownership
                                                                                                        Month                                      (Instr. 4)
                                                                                                        (Instr. 3 and 4)

                                           Code           V         Amount    (A) or (D)    Price

 Common Stock, no   9/1/99                   P                    4,506,200       A       $6.3750    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/1/99                   P                    1,579,200       A       $6.5458    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/2/99                   P                    1,000,000       A       $6.9336    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

Common Stock, no   9/3/99                   P                    1,264,600       A       $6.8747    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/7/99                   P                    2,392,600       A       $6.9507    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/8/99                   P                    1,057,400       A       $6.8743    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/9/99                   P                       200,000      A       $6.8292    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/10/99                  P                       930,000      A       $6.9650    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/15/99                  P                       150,300      A       $7.2458    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/16/99                  P                       313,000      A       $7.1201    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/17/99                  P                       156,700      A       $7.0053    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/20/99                  P                       291,300      A       $6.7210    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/21/99                  P                       100,000      A       $6.6931    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/22/99                  S (1)                   191,300      D       $6.4375    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)
------------------------
(1) The original Form 4 filing of October 12, 1999 incorrectly reported this transaction as a purchase, rather than a sale.

Table II—Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1. Title of      2. Conversion  3. Transaction  4. Transaction 5. Number of   6. Date Exercisable     7. Title and Amount of   8. Price of   9. Number of   10. Ownership  11. Nature of
   Derivative       or             Date            Code           Derivative     and Expiration          Underlying               Derivative    Derivative      Form of        Indirect
   Security         Exercise       (Month/         (Instr. 8)     Securities     Date                    Securities (Instr.       Security      Securities      Derivative     Beneficial
   (Instr. 3)       Price of       Day/Year)                      Acquired      (Month/Day/Year)         3 and 4)                 (Instr.       Beneficially    Security:      Ownership
                    Derivative                                    (A) or                                                          5)            Owned at        Direct         (Instr. 4)
                    Security                                      Disposed                                                                      end of          (D) or
                                                                  of (D)                                                                        Month           Indirect
                                                                  Instr. 3,                                                                     (Instr. 4)      (I)
                                                                  4 and 5)                                                                                      (Instr.4)

                                                 Code     V      (A)     (D)   Date        Expiration    Title      Amount or
                                                                               Exercisable    Date                  Number of
                                                                                                                  Shares

----------------------
Explanation of responses: SEE RIDER ATTACHED HERETO AND MADE A PART HEREOF.
** Intentional misstatements or omissions of fact constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Signature of Reporting Person

By:___________________________________
Name:

Title:
Date: October 13, 1999

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4/A

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

 Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

[   ]      Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

1.     Name and Address of Reporting Person*

Carlos Slim Helú
Paseo de las Palmas #736
Colonia Lomas de Chapultepec
11000 Mexico, D.F. Mexico

2.     Issuer Name and Ticker or Trading Symbol

        CompUSA, Inc. (CPU)

3.     IRS Identification Number of Reporting Person, if an Entity (Voluntary)

4.     Statement for Month/Year

        September/1999

5.     If Amendment, Date of Original (Month/Year)

        September/1999

6.     Relationship of Reporting Person to Issuer
        (Check all applicable)

        [   ]     Director                                     [X]     10% Owner
        [   ]    Officer (give title below)              [   ]    Other (specify below)

7.     Individual or Joint/Group Filing (Check applicable line)

        [  ]    Form filed by one Reporting Person
        [X ]    Form filed by more than one Reporting Person

___________________

*    If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table I—Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of         2. Transaction      3. Transaction Code       4. Securities Acquired (A) or      5. Amount of         6. Ownership Form     7. Nature of
   Security            Date                (Instr. 8)                Disposed of (D)                    Securities           Direct (D) or         Indirect
   (Instr. 3)          (Month/Day/                                   (Instr. 3, 4 and 5)                Beneficially         Indirect (I)          Beneficial
                       Year)                                                                            Owned at End of      (Instr. 4)            Ownership
                                                                                                        Month                                      (Instr. 4)
                                                                                                        (Instr. 3 and 4)

                                           Code           V         Amount    (A) or (D)    Price

 Common Stock, no   9/1/99                   P                    4,506,200       A       $6.3750    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/1/99                   P                    1,579,200       A       $6.5458    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/2/99                   P                    1,000,000       A       $6.9336    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/3/99                   P                    1,264,600       A       $6.8747    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/7/99                   P                    2,392,600       A       $6.9507    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/8/99                   P                    1,057,400       A       $6.8743    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/9/99                   P                       200,000      A       $6.8292    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/10/99                  P                       930,000      A       $6.9650    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/15/99                  P                       150,300      A       $7.2458    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/16/99                  P                       313,000      A       $7.1201    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/17/99                  P                       156,700      A       $7.0053    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/20/99                  P                       291,300      A       $6.7210    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/21/99                  P                       100,000      A       $6.6931    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/22/99                  S (1)                   191,300      D       $6.4375    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)
------------------------
(1) The original Form 4 filing of October 12, 1999 incorrectly reported this transaction as a purchase, rather than a sale.

Table II—Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1. Title of      2. Conversion  3. Transaction  4. Transaction 5. Number of   6. Date Exercisable     7. Title and Amount of   8. Price of   9. Number of   10. Ownership  11. Nature of
   Derivative       or             Date            Code           Derivative     and Expiration          Underlying               Derivative    Derivative      Form of        Indirect
   Security         Exercise       (Month/         (Instr. 8)     Securities     Date                    Securities (Instr.       Security      Securities      Derivative     Beneficial
   (Instr. 3)       Price of       Day/Year)                      Acquired      (Month/Day/Year)         3 and 4)                 (Instr.       Beneficially    Security:      Ownership
                    Derivative                                    (A) or                                                          5)            Owned at        Direct         (Instr. 4)
                    Security                                      Disposed                                                                      end of          (D) or
                                                                  of (D)                                                                        Month           Indirect
                                                                  Instr. 3,                                                                     (Instr. 4)      (I)
                                                                  4 and 5)                                                                                      (Instr.4)

                                                 Code     V      (A)     (D)   Date        Expiration    Title      Amount or
                                                                               Exercisable    Date                  Number of
                                                                                                                  Shares
----------------------
Explanation of responses: SEE RIDER ATTACHED HERETO AND MADE A PART HEREOF.

        ** Intentional misstatements or omissions of fact constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Signature of Reporting Person

By:___________________________________
Name:

Title:
Date: October 13, 1999

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4/A

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

[  ]    Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue.
         See Instruction 1(b).

1.     Name and Address of Reporting Person*

Carlos Slim Domit
Paseo de las Palmas #736
Colonia Lomas de Chapultepec
11000 Mexico, D.F. Mexico

2.     Issuer Name and Ticker or Trading Symbol

        CompUSA, Inc. (CPU)

3.     IRS Identification Number of Reporting Person, if an Entity (Voluntary)

4.     Statement for Month/Year

        September/1999

5.     If Amendment, Date of Original (Month/Year)

        September/1999

6.     Relationship of Reporting Person to Issuer
        (Check all applicable)

        [   ]     Director                                     [X]     10% Owner
        [   ]    Officer (give title below)              [   ]    Other (specify below)

7.     Individual or Joint/Group Filing (Check applicable line)

        [   ]    Form filed by one Reporting Person
        [X ]    Form filed by more than one Reporting Person

___________________

*    If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table I—Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of         2. Transaction      3. Transaction Code       4. Securities Acquired (A) or      5. Amount of         6. Ownership Form     7. Nature of
   Security            Date                (Instr. 8)                Disposed of (D)                    Securities           Direct (D) or         Indirect
   (Instr. 3)          (Month/Day/                                   (Instr. 3, 4 and 5)                Beneficially         Indirect (I)          Beneficial
                       Year)                                                                            Owned at End of      (Instr. 4)            Ownership
                                                                                                        Month                                      (Instr. 4)
                                                                                                        (Instr. 3 and 4)

                                           Code           V         Amount    (A) or (D)    Price

 Common Stock, no   9/1/99                   P                    4,506,200       A       $6.3750    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/1/99                   P                    1,579,200       A       $6.5458    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/2/99                   P                    1,000,000       A       $6.9336    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/3/99                   P                    1,264,600       A       $6.8747    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/7/99                   P                    2,392,600       A       $6.9507    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/8/99                   P                    1,057,400       A       $6.8743    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/9/99                   P                       200,000      A       $6.8292    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/10/99                  P                       930,000      A       $6.9650    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/15/99                  P                       150,300      A       $7.2458    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/16/99                  P                       313,000      A       $7.1201    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/17/99                  P                       156,700      A       $7.0053    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/20/99                  P                       291,300      A       $6.7210    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/21/99                  P                       100,000      A       $6.6931    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/22/99                  S (1)                   191,300      D       $6.4375    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)
------------------------
(1) The original Form 4 filing of October 12, 1999 incorrectly reported this transaction as a purchase, rather than a sale.

Table II—Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1. Title of      2. Conversion  3. Transaction  4. Transaction 5. Number of   6. Date Exercisable     7. Title and Amount of   8. Price of   9. Number of   10. Ownership  11. Nature of
   Derivative       or             Date            Code           Derivative     and Expiration          Underlying               Derivative    Derivative      Form of        Indirect
   Security         Exercise       (Month/         (Instr. 8)     Securities     Date                    Securities (Instr.       Security      Securities      Derivative     Beneficial
   (Instr. 3)       Price of       Day/Year)                      Acquired      (Month/Day/Year)         3 and 4)                 (Instr.       Beneficially    Security:      Ownership
                    Derivative                                    (A) or                                                          5)            Owned at        Direct         (Instr. 4)
                    Security                                      Disposed                                                                      end of          (D) or
                                                                  of (D)                                                                        Month           Indirect
                                                                  Instr. 3,                                                                     (Instr. 4)      (I)
                                                                  4 and 5)                                                                                      (Instr.4)

                                                 Code     V      (A)     (D)   Date        Expiration    Title      Amount or
                                                                               Exercisable    Date                  Number of
                                                                                                                  Shares
----------------------

Explanation of responses: SEE RIDER ATTACHED HERETO AND MADE A PART HEREOF.

** Intentional misstatements or omissions of fact constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Signature of Reporting Person

By:___________________________________
Name:

Title:
Date: October 13, 1999

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4/A

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

[  ]   Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue.
        See Instruction 1(b).

1.     Name and Address of Reporting Person*

Marco Antonio Slim Domit
Paseo de las Palmas #736
Colonia Lomas de Chapultepec
11000 Mexico, D.F. Mexico

2.     Issuer Name and Ticker or Trading Symbol

        CompUSA, Inc. (CPU)

3.     IRS Identification Number of Reporting Person, if an Entity (Voluntary)

4.     Statement for Month/Year

        September/1999

5.     If Amendment, Date of Original (Month/Year)

        September/1999

6.     Relationship of Reporting Person to Issuer
        (Check all applicable)

        [   ]     Director                                     [X]     10% Owner
        [   ]    Officer (give title below)              [   ]    Other (specify below)

7.     Individual or Joint/Group Filing (Check applicable line)

        [  ]    Form filed by one Reporting Person
        [X ]    Form filed by more than one Reporting Person

___________________

*    If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table I—Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of         2. Transaction      3. Transaction Code       4. Securities Acquired (A) or      5. Amount of         6. Ownership Form     7. Nature of
   Security            Date                (Instr. 8)                Disposed of (D)                    Securities           Direct (D) or         Indirect
   (Instr. 3)          (Month/Day/                                   (Instr. 3, 4 and 5)                Beneficially         Indirect (I)          Beneficial
                       Year)                                                                            Owned at End of      (Instr. 4)            Ownership
                                                                                                        Month                                      (Instr. 4)

                                           Code           V         Amount    (A) or (D)    Price

 Common Stock, no   9/1/99                   P                    4,506,200       A       $6.3750    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/1/99                   P                    1,579,200       A       $6.5458    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/2/99                   P                    1,000,000       A       $6.9336    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/3/99                   P                    1,264,600       A       $6.8747    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/7/99                   P                    2,392,600       A       $6.9507    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/8/99                   P                    1,057,400       A       $6.8743    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/9/99                   P                       200,000      A       $6.8292    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/10/99                  P                       930,000      A       $6.9650    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/15/99                  P                       150,300      A       $7.2458    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/16/99                  P                       313,000      A       $7.1201    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/17/99                  P                       156,700      A       $7.0053    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/20/99                  P                       291,300      A       $6.7210    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/21/99                  P                       100,000      A       $6.6931    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/22/99                  S (1)                   191,300      D       $6.4375    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)
------------------------
(1) The original Form 4 filing of October 12, 1999 incorrectly reported this transaction as a purchase, rather than a sale.

Table II—Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1. Title of      2. Conversion  3. Transaction  4. Transaction 5. Number of   6. Date Exercisable     7. Title and Amount of   8. Price of   9. Number of   10. Ownership  11. Nature of
   Derivative       or             Date            Code           Derivative     and Expiration          Underlying               Derivative    Derivative      Form of        Indirect
   Security         Exercise       (Month/         (Instr. 8)     Securities     Date                    Securities (Instr.       Security      Securities      Derivative     Beneficial
   (Instr. 3)       Price of       Day/Year)                      Acquired      (Month/Day/Year)         3 and 4)                 (Instr.       Beneficially    Security:      Ownership
                    Derivative                                    (A) or                                                          5)            Owned at        Direct         (Instr. 4)
                    Security                                      Disposed                                                                      end of          (D) or
                                                                  of (D)                                                                        Month           Indirect
                                                                  Instr. 3,                                                                     (Instr. 4)      (I)
                                                                  4 and 5)                                                                                      (Instr.4)

                                                 Code     V      (A)     (D)   Date        Expiration    Title      Amount or
                                                                               Exercisable    Date                  Number of
                                                                                                                  Shares
----------------------

Explanation of responses: SEE RIDER ATTACHED HERETO AND MADE A PART HEREOF.

** Intentional misstatements or omissions of fact constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Signature of Reporting Person

By:___________________________________
Name:

Title:
Date: October 13, 1999

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4/A

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

[  ]   Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue.
        See Instruction 1(b).

1.     Name and Address of Reporting Person*

Patrick Slim Domit
Paseo de las Palmas #736
Colonia Lomas de Chapultepec
11000 Mexico, D.F. Mexico

2.     Issuer Name and Ticker or Trading Symbol

        CompUSA, Inc. (CPU)

3.     IRS Identification Number of Reporting Person, if an Entity (Voluntary)

4.     Statement for Month/Year

        September/1999

5.     If Amendment, Date of Original (Month/Year)

        September/1999

6.     Relationship of Reporting Person to Issuer
        (Check all applicable)

        [   ]     Director                                     [X]     10% Owner
        [   ]    Officer (give title below)              [   ]    Other (specify below)

7.     Individual or Joint/Group Filing (Check applicable line)

        [  ]    Form filed by one Reporting Person
        [X ]   Form filed by more than one Reporting Person

___________________

*    If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table I—Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of         2. Transaction      3. Transaction Code       4. Securities Acquired (A) or      5. Amount of         6. Ownership Form     7. Nature of
   Security            Date                (Instr. 8)                Disposed of (D)                    Securities           Direct (D) or         Indirect
   (Instr. 3)          (Month/Day/                                   (Instr. 3, 4 and 5)                Beneficially         Indirect (I)          Beneficial
                       Year)                                                                            Owned at End of      (Instr. 4)            Ownership
                                                                                                        Month                                      (Instr. 4)

                                           Code           V         Amount    (A) or (D)    Price

 Common Stock, no   9/1/99                   P                    4,506,200       A       $6.3750    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/1/99                   P                    1,579,200       A       $6.5458    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/2/99                   P                    1,000,000       A       $6.9336    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/3/99                   P                    1,264,600       A       $6.8747    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/7/99                   P                    2,392,600       A       $6.9507    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/8/99                   P                    1,057,400       A       $6.8743    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/9/99                   P                       200,000      A       $6.8292    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/10/99                  P                       930,000      A       $6.9650    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/15/99                  P                       150,300      A       $7.2458    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/16/99                  P                       313,000      A       $7.1201    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/17/99                  P                       156,700      A       $7.0053    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/20/99                  P                       291,300      A       $6.7210    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/21/99                  P                       100,000      A       $6.6931    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/22/99                  S (1)                   191,300      D       $6.4375    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)
------------------------
(1) The original Form 4 filing of October 12, 1999 incorrectly reported this transaction as a purchase, rather than a sale.

Table II—Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1. Title of      2. Conversion  3. Transaction  4. Transaction 5. Number of   6. Date Exercisable     7. Title and Amount of   8. Price of   9. Number of   10. Ownership  11. Nature of
   Derivative       or             Date            Code           Derivative     and Expiration          Underlying               Derivative    Derivative      Form of        Indirect
   Security         Exercise       (Month/         (Instr. 8)     Securities     Date                    Securities (Instr.       Security      Securities      Derivative     Beneficial
   (Instr. 3)       Price of       Day/Year)                      Acquired      (Month/Day/Year)         3 and 4)                 (Instr.       Beneficially    Security:      Ownership
                    Derivative                                    (A) or                                                          5)            Owned at        Direct         (Instr. 4)
                    Security                                      Disposed                                                                      end of          (D) or
                                                                  of (D)                                                                        Month           Indirect
                                                                  Instr. 3,                                                                     (Instr. 4)      (I)
                                                                  4 and 5)                                                                                      (Instr.4)

                                                 Code     V      (A)     (D)   Date        Expiration    Title      Amount or
                                                                               Exercisable    Date                  Number of
                                                                                                                  Shares
----------------------

Explanation of responses: SEE RIDER ATTACHED HERETO AND MADE A PART HEREOF.

** Intentional misstatements or omissions of fact constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Signature of Reporting Person

By:___________________________________
Name:

Title:
Date: October 13, 1999

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4/A

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

 [  ]     Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See
           Instruction 1(b).

1.     Name and Address of Reporting Person*

María Soumaya Slim Domit
Paseo de las Palmas #736
Colonia Lomas de Chapultepec
11000 Mexico, D.F. Mexico

2.     Issuer Name and Ticker or Trading Symbol

        CompUSA, Inc. (CPU)

3.     IRS Identification Number of Reporting Person, if an Entity (Voluntary)

4.     Statement for Month/Year

        September/1999

5.     If Amendment, Date of Original (Month/Year)

        September/1999

6.     Relationship of Reporting Person to Issuer
        (Check all applicable)

        [   ]     Director                                     [X]     10% Owner
        [   ]    Officer (give title below)              [   ]    Other (specify below)

7.     Individual or Joint/Group Filing (Check applicable line)

        [  ]    Form filed by one Reporting Person
       [X ]    Form filed by more than one Reporting Person

___________________

*    If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table I—Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------- ------------------- ------------------------- ---------------------------------- -------------------- --------------------- --------------------
1. Title of         2. Transaction      3. Transaction Code       4. Securities Acquired (A) or      5. Amount of         6. Ownership Form     7. Nature of
   Security            Date                (Instr. 8)                Disposed of (D)                    Securities           Direct (D) or         Indirect
   (Instr. 3)          (Month/Day/                                   (Instr. 3, 4 and 5)                Beneficially         Indirect (I)          Beneficial
                       Year)                                                                            Owned at End of      (Instr. 4)            Ownership
                                                                                                        Month                                      (Instr. 4)
                                                                                                        (Instr. 3 and 4)

                                           Code           V         Amount    (A) or (D)    Price

 Common Stock, no   9/1/99                   P                    4,506,200       A       $6.3750    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/1/99                   P                    1,579,200       A       $6.5458    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/2/99                   P                    1,000,000       A       $6.9336    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/3/99                   P                    1,264,600       A       $6.8747    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/7/99                   P                    2,392,600       A       $6.9507    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/8/99                   P                    1,057,400       A       $6.8743    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/9/99                   P                       200,000      A       $6.8292    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/10/99                  P                       930,000      A       $6.9650    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/15/99                  P                       150,300      A       $7.2458    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/16/99                  P                       313,000      A       $7.1201    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/17/99                  P                       156,700      A       $7.0053    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/20/99                  P                       291,300      A       $6.7210    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/21/99                  P                       100,000      A       $6.6931    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/22/99                  S (1)                   191,300      D       $6.4375    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)
------------------------
(1) The original Form 4 filing of October 12, 1999 incorrectly reported this transaction as a purchase, rather than a sale.

Table II—Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1. Title of      2. Conversion  3. Transaction  4. Transaction 5. Number of   6. Date Exercisable     7. Title and Amount of   8. Price of   9. Number of   10. Ownership  11. Nature of
   Derivative       or             Date            Code           Derivative     and Expiration          Underlying               Derivative    Derivative      Form of        Indirect
   Security         Exercise       (Month/         (Instr. 8)     Securities     Date                    Securities (Instr.       Security      Securities      Derivative     Beneficial
   (Instr. 3)       Price of       Day/Year)                      Acquired      (Month/Day/Year)         3 and 4)                 (Instr.       Beneficially    Security:      Ownership
                    Derivative                                    (A) or                                                          5)            Owned at        Direct         (Instr. 4)
                    Security                                      Disposed                                                                      end of          (D) or
                                                                  of (D)                                                                        Month           Indirect
                                                                  Instr. 3,                                                                     (Instr. 4)      (I)
                                                                  4 and 5)                                                                                      (Instr.4)

                                                 Code     V      (A)     (D)   Date        Expiration    Title      Amount or
                                                                               Exercisable    Date                  Number of
                                                                                                                  Shares
----------------------
Explanation of responses: SEE RIDER ATTACHED HERETO AND MADE A PART HEREOF.

** Intentional misstatements or omissions of fact constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Signature of Reporting Person

By:___________________________________
Name:

Title:
Date: October 13, 1999

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4/A

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

[  ]   Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue.
        See Instruction 1(b).

1.     Name and Address of Reporting Person*

Vanessa Paola Slim Domit
Paseo de las Palmas #736
Colonia Lomas de Chapultepec
11000 Mexico, D.F. Mexico

2.     Issuer Name and Ticker or Trading Symbol

        CompUSA, Inc. (CPU)

3.     IRS Identification Number of Reporting Person, if an Entity (Voluntary)

4.     Statement for Month/Year

        September/1999

5.     If Amendment, Date of Original (Month/Year)

        September/1999

6.     Relationship of Reporting Person to Issuer
        (Check all applicable)

        [   ]     Director                                     [X]     10% Owner
        [   ]    Officer (give title below)              [   ]    Other (specify below)

7.     Individual or Joint/Group Filing (Check applicable line)

        [  ]    Form filed by one Reporting Person
        [X ]    Form filed by more than one Reporting Person

___________________

*    If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table I—Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of         2. Transaction      3. Transaction Code       4. Securities Acquired (A) or      5. Amount of         6. Ownership Form     7. Nature of
   Security            Date                (Instr. 8)                Disposed of (D)                    Securities           Direct (D) or         Indirect
   (Instr. 3)          (Month/Day/                                   (Instr. 3, 4 and 5)                Beneficially         Indirect (I)          Beneficial
                       Year)                                                                            Owned at End of      (Instr. 4)            Ownership
                                                                                                        Month                                      (Instr. 4)
                                                                                                        (Instr. 3 and 4)

                                           Code           V         Amount    (A) or (D)    Price

 Common Stock, no   9/1/99                   P                    4,506,200       A       $6.3750    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/1/99                   P                    1,579,200       A       $6.5458    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/2/99                   P                    1,000,000       A       $6.9336    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/3/99                   P                    1,264,600       A       $6.8747    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/7/99                   P                    2,392,600       A       $6.9507    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/8/99                   P                    1,057,400       A       $6.8743    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/9/99                   P                       200,000      A       $6.8292    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/10/99                  P                       930,000      A       $6.9650    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/15/99                  P                       150,300      A       $7.2458    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/16/99                  P                       313,000      A       $7.1201    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/17/99                  P                       156,700      A       $7.0053    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/20/99                  P                       291,300      A       $6.7210    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/21/99                  P                       100,000      A       $6.6931    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/22/99                  S (1)                   191,300      D       $6.4375    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)
------------------------
(1) The original Form 4 filing of October 12, 1999 incorrectly reported this transaction as a purchase, rather than a sale.

Table II—Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1. Title of      2. Conversion  3. Transaction  4. Transaction 5. Number of   6. Date Exercisable     7. Title and Amount of   8. Price of   9. Number of   10. Ownership  11. Nature of
   Derivative       or             Date            Code           Derivative     and Expiration          Underlying               Derivative    Derivative      Form of        Indirect
   Security         Exercise       (Month/         (Instr. 8)     Securities     Date                    Securities (Instr.       Security      Securities      Derivative     Beneficial
   (Instr. 3)       Price of       Day/Year)                      Acquired      (Month/Day/Year)         3 and 4)                 (Instr.       Beneficially    Security:      Ownership
                    Derivative                                    (A) or                                                          5)            Owned at        Direct         (Instr. 4)
                    Security                                      Disposed                                                                      end of          (D) or
                                                                  of (D)                                                                        Month           Indirect
                                                                  Instr. 3,                                                                     (Instr. 4)      (I)
                                                                  4 and 5)                                                                                      (Instr.4)

                                                 Code     V      (A)     (D)   Date        Expiration    Title      Amount or
                                                                               Exercisable    Date                  Number of
                                                                                                                  Shares

----------------------

Explanation of responses: SEE RIDER ATTACHED HERETO AND MADE A PART HEREOF.

** Intentional misstatements or omissions of fact constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Signature of Reporting Person

By:___________________________________
Name:

Title:
Date: October 13, 1999

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4/A

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

[  ]   Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue.
        See Instruction 1(b).

1.     Name and Address of Reporting Person*

Johanna Monique Slim Domit
Paseo de las Palmas #736
Colonia Lomas de Chapultepec
11000 Mexico, D.F. Mexico

2.     Issuer Name and Ticker or Trading Symbol

        CompUSA, Inc. (CPU)

3.     IRS Identification Number of Reporting Person, if an Entity (Voluntary)

4.     Statement for Month/Year

        September/1999

5.     If Amendment, Date of Original (Month/Year)

        September/1999

6.     Relationship of Reporting Person to Issuer
        (Check all applicable)

        [   ]     Director                                     [X]     10% Owner
        [   ]    Officer (give title below)              [   ]    Other (specify below)

7.     Individual or Joint/Group Filing (Check applicable line)

        [  ]    Form filed by one Reporting Person
       [X ]    Form filed by more than one Reporting Person

___________________

*    If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table I—Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of         2. Transaction      3. Transaction Code       4. Securities Acquired (A) or      5. Amount of         6. Ownership Form     7. Nature of
   Security            Date                (Instr. 8)                Disposed of (D)                    Securities           Direct (D) or         Indirect
   (Instr. 3)          (Month/Day/                                   (Instr. 3, 4 and 5)                Beneficially         Indirect (I)          Beneficial
                       Year)                                                                            Owned at End of      (Instr. 4)            Ownership
                                                                                                        Month                                      (Instr. 4)
                                                                                                        (Instr. 3 and 4)

                                           Code           V         Amount    (A) or (D)    Price

 Common Stock, no   9/1/99                   P                    4,506,200       A       $6.3750    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/1/99                   P                    1,579,200       A       $6.5458    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/2/99                   P                    1,000,000       A       $6.9336    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/3/99                   P                    1,264,600       A       $6.8747    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/7/99                   P                    2,392,600       A       $6.9507    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/8/99                   P                    1,057,400       A       $6.8743    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/9/99                   P                       200,000      A       $6.8292    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/10/99                  P                       930,000      A       $6.9650    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/15/99                  P                       150,300      A       $7.2458    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/16/99                  P                       313,000      A       $7.1201    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/17/99                  P                       156,700      A       $7.0053    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/20/99                  P                       291,300      A       $6.7210    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/21/99                  P                       100,000      A       $6.6931    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)

 Common Stock, no   9/22/99                  S (1)                   191,300      D       $6.4375    13,750,000           I                     By Grupo Sanborns
    par value                                                                                                                                   (see Rider)
------------------------
(1) The original Form 4 filing of October 12, 1999 incorrectly reported this transaction as a purchase, rather than a sale.

Table II—Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1. Title of      2. Conversion  3. Transaction  4. Transaction 5. Number of   6. Date Exercisable     7. Title and Amount of   8. Price of   9. Number of   10. Ownership  11. Nature of
   Derivative       or             Date            Code           Derivative     and Expiration          Underlying               Derivative    Derivative      Form of        Indirect
   Security         Exercise       (Month/         (Instr. 8)     Securities     Date                    Securities (Instr.       Security      Securities      Derivative     Beneficial
   (Instr. 3)       Price of       Day/Year)                      Acquired      (Month/Day/Year)         3 and 4)                 (Instr.       Beneficially    Security:      Ownership
                    Derivative                                    (A) or                                                          5)            Owned at        Direct         (Instr. 4)
                    Security                                      Disposed                                                                      end of          (D) or
                                                                  of (D)                                                                        Month           Indirect
                                                                  Instr. 3,                                                                     (Instr. 4)      (I)
                                                                  4 and 5)                                                                                      (Instr.4)

                                                 Code     V      (A)     (D)   Date        Expiration    Title      Amount or
                                                                               Exercisable    Date                  Number of
                                                                                                                  Shares

----------------------

Explanation of responses: SEE RIDER ATTACHED HERETO AND MADE A PART HEREOF.

** Intentional misstatements or omissions of fact constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Signature of Reporting Person

By:___________________________________
Name:

Title:
Date: October 13, 1999

RIDER TO FORM 4/A

Name and Address of Reporting Persons:

Grupo Sanborns, S.A. de C.V. (“Grupo Sanborns”)
Avenida San Fernando 649
Colonia Pena Pobre, Tlalpan
14060 Mexico, D.F. Mexico

Grupo Carso, S.A. de C.V. (“Grupo Carso”)
Insurgentes Sur No. 3500
Colonia Pena Pobre, Tlalpan
14060 Mexico, D.F. Mexico

Mr. Carlos Slim Helú
Paseo de Las Palmas #736
Colonia Lomas de Chapultepec
11000 Mexico, D.F. Mexico

Mr. Carlos Slim Domit
Paseo de Las Palmas #736
Colonia Lomas de Chapultepec
11000 Mexico, D.F. Mexico

Mr. Marco Antonio Slim Domit
Paseo de Las Palmas #736
Colonia Lomas de Chapultepec
11000 Mexico, D.F. Mexico

Mr. Patrick Slim Domit
Paseo de Las Palmas #736
Colonia Lomas de Chapultepec
11000 Mexico, D.F. Mexico

Ms. María Soumaya Slim Domit
Paseo de Las Palmas #736
Colonia Lomas de Chapultepec
11000 Mexico, D.F. Mexico

Ms. Vanessa Paola Slim Domit
Paseo de Las Palmas #736
Colonia Lomas de Chapultepec
11000 Mexico, D.F. Mexico

Ms. Johanna Monique Slim Domit
Paseo de Las Palmas #736
Colonia Lomas de Chapultepec
11000 Mexico, D.F. Mexico

Issuer Name and Ticker or Trading Symbol:

CompUSA, Inc. (CPU) (the “Company”)

Explanation of Responses:

     Grupo Sanborns, a Mexican corporation, directly owns, as of September 30, 1999, 13,750,000 shares of Common Stock, no par value (“Common Stock”). Carso, a Mexican corporation, may be deemed to control Grupo Sanborns through its ownership of a majority of the outstanding voting equity securities of Grupo Sanborns. By virtue of this relationship, Carso may be deemed to have indirect beneficial ownership of the 13,750,000 shares of Common Stock owned by Grupo Sanborns.

Mr. Carlos Slim Helú, Mr. Carlos Slim Domit, Mr. Marco Antonio Slim Domit, Mr. Patrick Slim Domit, Ms.
María Soumaya Slim Domit, Ms. Vanessa Paola Slim Domit and Ms. Johanna Monique Slim Domit (collectively, the
“Slim Family”), each a Mexican citizen, directly and through their ownership of a majority of the voting and economic interests in a trust and a corporation, own a majority of the outstanding voting equity securities of
Carso. By virtue of this relationship, each member of the Slim Family may be deemed to have indirect beneficial ownership of the 13,750,000 shares of Common Stock beneficially owned directly by Grupo Sanborns and beneficially owned indirectly by Carso.

SIGNATURE

------------------------------------------
         Carlos Slim Helu

                                                                       By: /s/ EDUARDO VALDES
------------------------------------------                                 ------------------
         Carlos Slim Domit                                                 Eduardo Valdes
                                                                           Attorney-in-Fact
                                                                           October 13, 1999
 ------------------------------------------
 Marco Antonio Slim Domit

 ------------------------------------------
 Patrick Slim Domit

 ------------------------------------------
 Maria Soumaya Slim Domit

 ------------------------------------------
 Vanessa Paola Slim Domit

 ------------------------------------------
 Johanna Monique Slim Domit

 ------------------------------------------
 GRUPO CARSO, S.A. DE C.V.

 ------------------------------------------
 By: Alejandro Escoto
 Title: Chief Financial Officer
        GRUPO SANBORNS, S.A. DE C.V.

 ------------------------------------------
 By: Alejandro Escoto
 Title: Authorized Legal Representative

Attachment A

POWER OF ATTORNEY

     I, a beneficial holder of shares of common stock, no par value per share (the “Securities”), of CompUSA, Inc., a Delaware corporation, which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), hereby constitute and appoint Eduardo Valdés Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedules 13D or 13G (the “Filings”) and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant to the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2003.

September 17, 1999                                                          /s/ CARLOS SLIM HELU
                                                                                       & nbsp; Carlos Slim Helú

POWER OF ATTORNEY

     I, a beneficial holder of shares of common stock, no par value per share (the “Securities”), of CompUSA, Inc., a Delaware corporation, which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), hereby constitute and appoint Eduardo Valdés Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedules 13D or 13G (the “Filings”) and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant to the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2003.

September 17, 1999                                                          /s/ CARLOS SLIM DOMIT
                                                                                         Carlos Slim Domit

POWER OF ATTORNEY

     I, a beneficial holder of shares of common stock, no par value per share (the “Securities”), of CompUSA, Inc., a Delaware corporation, which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), hereby constitute and appoint Eduardo Valdés Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedules 13D or 13G (the “Filings”) and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant to the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2003.

September 17, 1999                                                          /s/ MARCO ANTONIO SLIM DOMIT
                                                                                         Marco Antonio Slim Domit

POWER OF ATTORNEY

     I, a beneficial holder of shares of common stock, no par value per share (the “Securities”), of CompUSA, Inc., a Delaware corporation, which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), hereby constitute and appoint Eduardo Valdés Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedules 13D or 13G (the “Filings”) and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant to the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2003.

September 17, 1999                                                          /s/ PATRICK SLIM DOMIT
                                                                                         Patrick  Slim Domit

POWER OF ATTORNEY

     I, a beneficial holder of shares of common stock, no par value per share (the “Securities”), of CompUSA, Inc., a Delaware corporation, which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), hereby constitute and appoint Eduardo Valdés Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedules 13D or 13G (the “Filings”) and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant to the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2003.

September 17, 1999                                                          /s/ MARIA SOUMAYA SLIM DOMIT
                                                                                         Maria Soumaya  Slim Domit

POWER OF ATTORNEY

     I, a beneficial holder of shares of common stock, no par value per share (the “Securities”), of CompUSA, Inc., a Delaware corporation, which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), hereby constitute and appoint Eduardo Valdés Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedules 13D or 13G (the “Filings”) and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant to the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2003.

September 17, 1999                             /s/ VANESSA PAOLA SLIM DOMIT
                                                             Vanessa Paola Slim Domit

POWER OF ATTORNEY

     I, a beneficial holder of shares of common stock, no par value per share (the “Securities”), of CompUSA, Inc., a Delaware corporation, which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), hereby constitute and appoint Eduardo Valdés Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedules 13D or 13G (the “Filings”) and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant to the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2003.

September 17, 1999                                                  /s/ JOHANNA MONIQUE SLIM DOMIT
                                                                                 Johanna Monique Slim Domit

Attachment B

POWER OF ATTORNEY

     I, a beneficial holder of shares of common stock, no par value per share (the “Securities”), of CompUSA, Inc., a Delaware corporation, which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), hereby constitute and appoint Eduardo Valdés Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedules 13D or 13G (the “Filings”) and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant to the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2003

                                                                                     &n bsp;                             GRUPO CARSO, S.A. DE C.V.

September 17, 1999                                                                                    /s/ Al ejandro Escoto
                                                                                     &nb sp;                             Alejandro Escoto
                                                                                                                  Chief Financial Officer

Attachment C

POWER OF ATTORNEY

     I, a beneficial holder of shares of common stock, no par value per share (the “Securities”), of CompUSA, Inc., a Delaware corporation, which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), hereby constitute and appoint Eduardo Valdés Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedules 13D or 13G (the “Filings”) and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant to the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2003.

                                                                                     ;                         GRUPO SANBORNS, S.A. DE C.V.

September 17, 1999                                                                             & n /s/ Alejandro Escoto
                                                                                                             Alejandro Escoto
                                                                                                             Authorized Legal Representative